NEWS RELEASE	EXHIBIT 99

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter 2010 Results

CHESTERFIELD, Mo., July 29, 2010 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported consolidated net sales of $18.8 million for the second quarter of 2010, compared to net sales of $20.1 million in the second quarter of last year.  International sales rose 18.7 percent compared to the same quarter in 2009, but U.S. sales were down 9.5 percent in the quarter.

Net income was $206,000 compared to net income of $410,000 in the second quarter of last year.  Diluted earnings per share totaled $0.02 in the second quarter this year compared to $0.03 in the same quarter last year.

U.S. sales for the quarter totaled approximately $15.9 million compared to $17.6 million in the second quarter of 2009.  Sales outside of the U.S. rose to approximately $2.9 million compared to net sales of approximately $2.4 million in last year’s second quarter.  In local currencies, international sales rose 11.3 percent in the second quarter compared to the same quarter last year.  Sales outside of the U.S. account for 15 percent of net sales.

Robert L. Montgomery, chairman, president and chief executive officer, said, “While we are disappointed in our performance in the second quarter, we believe that our strategic initiatives will start gaining traction in the second half of 2010.”

“Reliv has four key strategic initiatives in 2010,” Montgomery said.  “The initiatives include increasing distributor sponsoring and retention; improving  development of our sales force; refreshing Reliv’s brand; and enhancing product promotion,” he said.

“Our Team Reliv fitness program, in which we sponsor races throughout the U.S., is supporting several of our key initiatives.  The program is helping to reinvigorate our brand by focusing on an active lifestyle. The races give us an opportunity to promote our energy and sports performance enhancement products, and they enable us to introduce Reliv to race participants who are seeing our name for the first time,” Montgomery said.

“Under the Team Reliv banner, we have sponsored close to 30 running events this year in the United States, in which more than 12,000 people have participated,” he said.  “Most of the participants had not heard of Reliv prior to the events.  We have additional events scheduled before winter arrives.”

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Reliv International, Inc. and Subsidiaries
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“We’ll continue to hammer away at our key initiatives in the second half of 2010 in an effort to return to growth in the United States,” Montgomery said.  “At our International Conference in mid-August in St. Louis, we’ll announce new programs and activities that will support the initiatives.  We have planned a stimulating program that combines recognition, training and motivational activities to energize our sales force.”

To support the initiative to improve development of our sales force, Reliv conducted a series of local meetings in 35 key U.S. markets in April and May and met with approximately 4,500 distributors, including potential new customers and distributors.  The meetings were designed to promote recruiting of new distributors and retention of existing distributors.

Reliv’s total distributor count as of June 30 was approximately 64,000 compared to 68,000 a year earlier.

Reliv generated net cash from operating activities of $1.5 million in the first half of 2010 compared to $2.6 million in the first half of 2009.  As of June 30, 2010, the company’s cash and cash equivalents equaled $6.5 million, up from $6.1 million as of the same date last year.

For the first half of 2010, net sales equaled $41.5 million, a decline of 5.2 percent compared to the first six months of 2009.  Net U.S. sales in the period were down 9.3 percent, while sales outside of the United States rose 27.4 percent.  Excluding the impact of foreign currency fluctuations, foreign sales rose 15.2 percent.

Net income for the first half of 2010 equaled $952,000, or $0.08 per diluted share, compared to $1.4 million or $0.10 per diluted share in the first half of 2009.

Reliv will host a conference call to discuss second-quarter earnings with investors. The conference call will be on July 29, 2010 at 1:00 p.m. Eastern. The dial-in number is 866-700-5192. The participant passcode is 41289957. A replay will be available for one week at 888-286-8010 using the passcode 64689882. A live webcast is available on the Investor Relations section of Reliv’s Web site at: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section, 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 64,000 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	June 30	December 31
	2010	2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,539,982	$5,760,913
Accounts and notes receivable, less allowances of
$61,700 in 2010 and $59,700 in 2009	297,020	326,022
Accounts due from employees and distributors	67,923	78,500
Inventories	5,826,772	5,084,404
Other current assets	1,362,920	979,333

Total current assets	14,094,617	12,229,172

Other assets	1,887,002	1,569,079
Intangible assets, net	1,888,742	1,991,497

Net property, plant and equipment	8,095,411	8,364,685

Total Assets	$25,965,772	$24,154,433

Liabilities and Stockholders' Equity

Total current liabilities	$11,469,258	$6,761,481
Long-term debt, less current maturities	1,035,938	4,719,542
Other non-current liabilities	381,524	406,544
Stockholders' equity	13,079,052	12,266,866

Total Liabilities and Stockholders' Equity	$25,965,772	$24,154,433

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$16,689,178	$17,772,137	$36,946,859	$38,938,318
Handling & freight income	2,131,453	2,280,992	4,601,024	4,905,801

Net Sales	18,820,631	20,053,129	41,547,883	43,844,119

Costs and expenses:
Cost of products sold	3,716,495	3,773,902	8,272,877	8,349,653
Distributor royalties and commissions	7,069,332	7,634,899	15,549,408	16,572,566
Selling, general and administrative	7,540,728	8,050,852	16,084,179	16,668,725

Total Costs and Expenses	18,326,555	19,459,653	39,906,464	41,590,944

Income from operations	494,076	593,476	1,641,419	2,253,175

Other income (expense):
Interest income	12,847	14,704	22,373	35,419
Interest expense	(54,775)	(41,384)	(106,451)	(50,934)
Other income (expense)	(36,128)	114,035	21,155	126,090

Income before income taxes	416,020	680,831	1,578,496	2,363,750
Provision for income taxes	210,000	271,000	626,000	942,000

Net Income	$206,020	$409,831	$952,496	$1,421,750

Earnings per common share - Basic	$0.02	$0.03	$0.08	$0.10
Weighted average shares	12,380,000	12,821,000	12,380,000	13,556,000

Earnings per common share - Diluted	$0.02	$0.03	$0.08	$0.10
Weighted average shares	12,380,000	12,821,000	12,380,000	13,556,000

Cash dividends declared per common share	$0.02	$0.05	$0.02	$0.05

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)
	Three months ended June 30,				Change From
	2010		2009		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	$15,954	84.7%	$17,638	87.9%	$(1,684)	-9.5%
Australia/New Zealand	541	2.9%	535	2.7%	6	1.1%
Canada	542	2.9%	313	1.6%	229	73.2%
Mexico	394	2.1%	345	1.7%	49	14.2%
Europe	581	3.1%	305	1.5%	276	90.5%
Asia	809	4.3%	917	4.6%	(108)	-11.8%

Consolidated total	$18,821	100.0%	$20,053	100.0%	$(1,232)	-6.1%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2010		2009		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	$35,403	85.2%	$39,019	89.0%	$(3,616)	-9.3%
Australia/New Zealand	1,268	3.1%	1,051	2.4%	217	20.6%
Canada	1,129	2.7%	648	1.5%	481	74.2%
Mexico	787	1.9%	627	1.4%	160	25.5%
Europe	1,001	2.4%	613	1.4%	388	63.3%
Asia	1,960	4.7%	1,886	4.3%	74	3.9%

Consolidated total	$41,548	100.0%	$43,844	100.0%	$(2,296)	-5.2%

The following table sets forth, as of June 30, 2010 and 2009, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2010		As of 6/30/2009		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above
United States	49,630	6,430	54,160	7,880	-8.4%	-18.4%
Australia/New Zealand	2,520	190	2,440	180	3.3%	5.6%
Canada	1,360	160	1,230	120	10.6%	33.3%
Mexico	2,210	310	1,820	210	21.4%	47.6%
Europe	1,630	230	1,090	160	49.5%	43.8%
Asia	6,310	610	7,300	840	-13.6%	-27.4%

Consolidated total	63,660	7,930	68,040	9,390	-6.4%	-15.5%

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